Exhibit 99

Worldwide Headquarters

1200 Willow Lake Boulevard

St. Paul, Minnesota 55110-5101

NEWS	For Immediate Release	January 30, 2006

H.B. FULLER TO ACQUIRE

ASSETS OF ROANOKE COMPANIES GROUP

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) and Roanoke Companies Group, Inc. jointly announced today that they have entered into an asset purchase agreement under which a subsidiary of H.B. Fuller will acquire substantially all the assets of Roanoke and assume certain operating liabilities.

Overview:

Roanoke is a leading US manufacturer of “pre-mix” grouts, mortars and other products designed to enhance the installation of flooring systems. They are focused particularly on the retail home improvement market segment with a strong brand portfolio, namely Tile Perfect™, CHAPCO®, Color Caulk®, and AIM™. Roanoke will become part of H.B. Fuller’s Specialty Construction Brands, Inc. (SCB) business unit within the Full-Valu / Specialty Group. Roanoke’s brands will align with SCB’s TEC® brand in the flooring market with Roanoke excelling in the retail segment and SCB in the professional segment.

“This combination will create significant cross-selling opportunities through channel expansion by leveraging each company’s respective strengths,” said Al Stroucken, chairman and chief executive officer of H.B Fuller. “The enhanced brand portfolio will enable us to extend our reach and deliver a superior product offering to our customers.”

“We are excited to be combining with Specialty Construction Brands and H.B. Fuller,” said Richard Tripodi, president and chief executive officer of Roanoke. “Together, we will have a stronger market presence, broader product range, and enhanced technology expertise.”

Transaction Details:

Total purchase price consideration is expected to be $270 million, subject to adjustment for closing date working capital. Conditional upon certain profitability thresholds being exceeded, additional cash consideration of up to $15 million may be paid out over a two-year period to certain continuing members of Roanoke’s senior management team.

H.B. Fuller intends to fund the transaction with approximately $75 million in existing US cash and the balance in new debt. The company plans to expand the commitment level of its recently established syndicated revolving credit facility to $250 million, by exercising the imbedded accordion feature, and utilize this facility to provide the initial debt financing.

This transaction, expected to close during the second quarter of H.B. Fuller’s fiscal year 2006, is subject to customary closing conditions, regulatory approvals, and the satisfactory finalization of due diligence.

Financial Impact:

“This transaction is the result of our disciplined mergers and acquisitions strategy in which our principal focus is profitable growth and long term shareholder return,” said John Feenan, chief financial officer of H.B. Fuller. “We will be purchasing the assets of Roanoke for a multiple of 2005 operating income, before anticipated synergies, that is comparable to H.B. Fuller’s current valuation in the marketplace relative to our 2005 operating income.”

Assuming the integration is completed as expected by the end of fiscal year 2006, H.B. Fuller estimates the transaction will be accretive to diluted earnings per share, adding approximately $0.10 to $0.15 to 2007 earnings. This estimate incorporates synergies, amortization of intangible assets, the corresponding loss of interest income from the reduction in cash, and the incremental interest expense associated with the additional debt.

In fiscal year 2006, this transaction is anticipated to have a slightly negative impact on diluted earnings per share. With that said, the Company’s expectations for fiscal year 2006 earnings remain unchanged from the previously announced range of between $2.06 and $2.11 per share.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

About Specialty Construction Brands:

Specialty Construction Brands is a subsidiary of H.B. Fuller’s Full-Valu / Specialty Group created in 2003 to manage a brand portfolio focused on the construction market. SCB produces the TEC® line of high quality installation and maintenance systems especially formulated for premium tile and stone and the Foster® line of branded products that provide technologically advanced coating solutions for the industrial, residential and commercial construction and maintenance markets. SCB is headquartered in Arlington Heights, Illinois. For more information, please visit their websites at www.tecspecialty.com and www.fosterproducts.com.

About Roanoke Companies Group:

Roanoke Companies Group is a leader in the flooring products industry in the United States with a strong presence in the home improvement retail market. Roanoke is headquartered in Aurora, Illinois. For more information, please visit their website at www.roanokecompaniesgroup.com.

Contact:

Investor Relations: Steven Brazones, 651-236-5158

Public Relations: Keralyn Groff, 651-236-5104

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the successful completion of the Company’s Roanoke acquisition; the Company’s ability to effectively integrate and operate the Roanoke business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 4, 2005, July 1, 2005, and September 30, 2005 and the Company’s 10-K filing of February 25, 2005. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included. References to volume changes include volume, product mix, and delivery charges, combined.